UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 20, 2015

AMERICAN TIRE DISTRIBUTORS

HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Delaware	333-124878	59-3796143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150 (28078)

P.O. Box 3145

Huntersville, North Carolina 28070-3145

(Address of Principal Executive Offices, including Zip Code)

(704) 992-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 20, 2015, American Tire Distributors, Inc. (“ATDI”), which is a wholly owned subsidiary of American Tire Distributors Holdings, Inc. (the “Company”), and ATD Finance Corp. (the “Initial Issuer”), which is a wholly owned subsidiary of ATDI, entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchaser (the “Initial Purchaser”), relating to the issuance and sale of $50 million aggregate principal amount of the Initial Issuer’s 10 1⁄4% Senior Subordinated Notes due 2022 (the “Additional Notes”) to the Initial Purchaser. The issuance and sale of the Additional Notes is in addition to the issuance and sale of $805 million aggregate principal amount of the Initial Issuer’s 10 1⁄4% Senior Subordinated Notes due 2022 previously reported by the Company on Form 8-K filed with the Securities and Exchange Commission on February 17, 2015.

The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Initial Issuer and the Company agreed to indemnify the Initial Purchaser against certain liabilities.

The sale of the Additional Notes closed on February 25, 2015 in connection with the closing of the previously announced transaction with a fund managed by the Private Equity Group of Ares Management, L.P. (the “Ares Transaction”). The net proceeds from the offering of the Additional Notes were used to repay outstanding indebtedness under ATDI’s ABL Facility. In connection with the redemption of all of ATDI’s outstanding 11.5% Senior Subordinated Notes due 2018, ATDI assumed all of the Initial Issuer’s obligations under the Additional Notes and related indenture (the “Assumption”) and, following the Assumption, the Initial Issuer merged with and into ATDI.

The offer and sale of the Additional Notes have not been registered under the Securities Act of 1933, and the Additional Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ JASON T. YAUDES
Name:	Jason T. Yaudes
Title:	Executive Vice President and Chief Financial Officer

Date: February 26, 2015